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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated February 19, 2004, except as to Note 2 and Note 13, for which the date is March 30, 2004, relating to the consolidated financial statements and financial statement schedule of Engenio Information Technologies, Inc. (formerly LSI Logic Storage Systems, Inc.), which appear in such Registration Statement. We also consent to the use in this Amendment No. 3 to Registration Statement on Form S-1 of our report dated February 19, 2004 relating to the financial statement schedule which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 2, 2004